Exhibit 8.1

LIST OF SUBSIDIARIES OF THE REGISTRANT

The particulars of the Company’s principal subsidiaries as of December 31, 2021 are as follows:

Name	Place and date of incorporation/ registration and business	Percentage of equity attributable to the Company

		Direct	Indirect

China Eastern Airlines Jiangsu Co., Ltd.	PRC April 7, 1993	62.56%	—

China Eastern Airlines Wuhan Co., Ltd.	PRC August 16, 2002	60%	—

Shanghai Eastern Flight Training Co., Ltd.	PRC December 18, 1995	100%	—

Shanghai Airlines Co., Ltd.	PRC March 16, 2010	100%	—

China Eastern Airlines Technology Co., Ltd.	PRC November 19, 2014	100%	—

One two three Airlines Co., Ltd. (Originally named Eastern Business Airlines Co.,Ltd.)	PRC September 27, 2008	100%	—

China Eastern Airlines Yunnan Co., Ltd.	PRC July 27, 2010	65%	—

Eastern Air Overseas (Hong Kong) Co., Ltd.	Hong Kong June 10, 2011	100%	—

China United Airlines Co., Ltd.	PRC September 21, 1984	100%	—

China Eastern Airlines Application Development Center Co., Ltd.	PRC November 21, 2011	100%	—

China Eastern Airlines E-Commerce Co., Ltd.	PRC December 1, 2014	100%	—